Exhibit 99.1

National CineMedia, Inc. and Screenvision Terminate Merger Agreement

National CineMedia Reaffirms 2015 Financial Outlook

Centennial, CO – March 16, 2015 – National CineMedia, Inc. (NASDAQ: NCMI) (the “Company” or “NCM”), said today that after a thorough review of options, it has agreed with SV Holdco, LLC and Screenvision, LLC to terminate the Merger Agreement signed May 5, 2014, that would have combined NCM and Screenvision. The Company is the managing member and owner of 45.8% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America.

In November 2014, the Department of Justice filed suit seeking to block the merger. NCM and Screenvision together determined that the ongoing cost and distraction of the suit to their employees, advertisers and exhibitor partners could no longer be justified and that both companies would be better served pursuing their independent businesses as standalone companies.

“NCM has created a highly effective offering in the hyper-competitive video advertising marketplace through the power of our world-class entertainment content; premium video ratings; national reach; scalable, state-of-the-art content distribution technology; and integrated digital marketing products. While I am disappointed that our shareholders and our advertising clients and exhibitor partners will not realize the benefits of a merger with Screenvision, I remain confident in our ability to continue to innovate and build our business,” said Kurt Hall, NCM’s Chairman and CEO.

NCM’s positive fourth quarter 2014 results were driven largely by growth in national advertising revenue and the success of its upfront strategy and the Company entered 2015 with solid momentum. NCM continues to see strong performance in its local and regional business and, at the same time, has made significant progress expanding its national client base. This success in expanding the client base combined with the successful 2014/2015 upfront campaign has resulted in current commitments that represent approximately 77% of the 2015 national advertising annual budget (versus 51% at this time in 2014 of actual 2014 results), indicating that the Company’s network is being viewed favorably as marketers evaluate the impact of the changing media landscape.

NCM expects to continue to make progress executing its long-term strategy to expand its advertising client base by delivering improvements to its premium video network and upgrades to its distribution and inventory management technology. The Company remains confident that these enhancements will allow it to further strengthen its value proposition relative to other video advertising platforms. Combined with the changes in digital technology that are impacting the effectiveness of many traditional media platforms, NCM is well positioned to continue to gain share in the video advertising marketplace.

The termination of the Merger Agreement is effective upon the Company’s payment of a $26.84 million termination payment, which the Company has agreed to make within the next 10 business days. This payment is $2 million lower than the reverse termination fee contemplated by the Merger Agreement. NCM LLC has agreed to indemnify the Company for the termination payment as well as other costs incurred in connection with the transaction. The Company and the founding member theatre circuits each will bear a pro rata portion of this fee based on their aggregate ownership percentages in NCM LLC. The total after tax cash cost for NCM, Inc. related to the proposed merger with Screenvision including the termination fee and all legal and other expenses is projected to be approximately $11 million.

Further, certain amendments to NCM LLC’s senior secured credit facility that would have become effective upon a contribution of Screenvision to NCM LLC will be immediately and automatically revoked upon the termination of the Merger Agreement.

First Quarter and Full Year 2015 Outlook

The Company today also reaffirmed its first quarter and full year 2015 outlook. For the first quarter 2015, the Company continues to expect:

•	Total revenue to be in the range of $75.0 million to $78.0 million, up 7% to 11% year-over-year; and

•	Adjusted OIBDA to be in the range of $25.0 million to $28.0 million, up 11% to 24% compared with the first quarter of 2014.

For the full year 2015, based on the Company’s visibility and current forecast, the Company continues to expect:

•	Total revenue to be in the range of $422.0 million to $432.0 million, up 7% to 10% year-over-year; and

•	Adjusted OIBDA in the range of $210.0 million to $220.0 million, up 5% to 10% compared with the full year 2014.

Adjusted OIBDA is a non-GAAP measure. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurements.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties March 16, 2015 at 5:30 P.M. Eastern time. The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, March 30, 2015, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and entering conference ID 13604505.

About National CineMedia, Inc.

National CineMedia (NCM) is the #1 weekend network in America and the largest cinema advertising network reaching moviegoers on-screen, on-site, online and on mobile devices. NCM offers captivating entertainment content, national reach and unparalleled audience engagement across its digital in-theater network of over 20,100 screens in approximately 1,600 theaters in 183 Designated Market Areas® (49 of the top 50). During 2014, over 700 million moviegoers attended theaters that exclusively present NCM’s FirstLook pre-show program, including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK), Regal Entertainment Group (NYSE:RGC), and over 40 other leading regional theater circuit affiliates. National CineMedia, Inc. (NASDAQ:NCMI) owns a 45.8% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements about first quarter and full year 2015 guidance, future business prospects, network expansion, technology improvements and competition in the broader advertising marketplace. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed from time to time in the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended January 1, 2015.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA and Adjusted OIBDA

Operating Income Before Depreciation and Amortization (“OIBDA”) and Adjusted OIBDA are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents consolidated net income plus income tax expense, interest and other costs and depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash share based compensation costs, merger-related administrative costs and the merger termination fee. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, non-cash share based compensation programs, levels of mergers and acquisitions, interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs or costs associated with the proposed Screenvision merger. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that consolidated net income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following tables reconcile consolidated net income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

Outlook (in millions)

	Quarter Ending April 2, 2015		Year Ending December 31, 2015
	NCM, Inc.		NCM, Inc.
	Low	High	Low	High
Consolidated net (loss) income	$(28.6)	$(29.3)	$55.8	$59.7
Income tax (benefit) expense	(6.7)	(7.0)	8.4	9.0
Interest and other non-operating costs	17.5	18.5	66.0	68.0
Depreciation and amortization	8.0	8.5	34.5	35.5

OIBDA	(9.8)	(9.3)	164.7	172.2
Share-based compensation costs (1)	3.0	3.5	12.5	13.0
Merger-related administrative costs (2)	5.0	7.0	6.0	8.0
Merger termination fee	26.8	26.8	26.8	26.8

Adjusted OIBDA	$25.0	$28.0	$210.0	$220.0

Total revenue	$75.0	$78.0	$422.0	$432.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense.
(2)	Merger-related administrative costs represent legal, accounting, advisory and other professional fees associated with the proposed merger with Screenvision and are included in administrative expense.